Exhibit 10.1

PROPERTY ACQUISITION AGREEMENT AMONG: 1247666 B.C. LTD. AND: BG HOLDINGS GROUP, LLC AND: BASIN GULCH CO. Dated: September , 2020 LEGAL_34500789.3

PROPERTY AQUISITION AGREEMENT LEGAL_34500789.3 This Property Acquisition Agreement (this “Agreement”) is made the 2020 ” day of September AMONG: 124766 B.C. Ltd., a British Columbia corporation with an office located at 404 15 th Street East, North Vancouver, British Columbia V7L 2R8 (the “Purchaser”) AND: BG HOLDINGS GROUP, LLC, a Florida limited liability company with an office located at 1615 Forum Place, Suite 3A, West Palm Beach, Florida, 33401 USA (“BG Holdings”) AND: BASIN GULCH CO., a Florida corporation with an office located at 1615 Forum Place, Suite 3A, West Palm Beach, Florida, 33401 USA (“Basin Gulch”, together with “BG Holdings”, the “Vendors”, and each a “Vendor”) WHEREAS: A. The Vendors are the legal and beneficial owner of 53 unpatented mining claims and lessee of 11 patented mining claims, totaling approximately 1 , 200 acres of controlled ground, located in Montana, USA, as is more particularly specified in Schedule “A” attached hereto (the “Property”) ; B. The Purchaser has agreed to purchase, and the Vendors have agreed to sell, the Property to the Purchaser; C. BG Holdings and the Purchaser entered into a letter of intent dated May 29, 2020 (the “Letter of Intent"), attached hereto as Schedule “B"; D. The Vendors and the Purchaser have agreed to adopt the terms and conditions of the Letter of Intent into this Agreement; and E. All capitalized terms not otherwise defined herein have the meaning set forth in the Letter of Intent. NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows :

LEGAL 34500789.3 3 ARTICLE 1 LETTER OF INTENT The Purchaser and Vendors hereby agree that the terms and conditions of the Letter of Intent, attached hereto as Schedule “B", are incorporated by reference into this Agreement and are legal, valid and binding obligations of the parties hereto . ARTICLE 2 REPRESENTATIONS AND WARRANTIES 2 . 1 Representations and Warranties of the Vendors : The Vendors hereby represent and warrant to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement : (a) each of the Vendors is a body corporate duly formed, organized and validly subsisting under the laws of Florida; (0 (b) each of the Vendors have full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; (c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which either Vendor is a party or either Vendors' constating documents ; (d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto ; (e) to the best of its knowledge, the Property has been properly staked and is in good standing in accordance with relevant governing bodies, statutes and regulations; all rentals, taxes, assessments or other governmental charges applicable to, or imposed on, the Property which were due to be paid on or before the date hereof have been paid in full ; (g) there are no disputes with respect to the title to the Property; (h) there are no actions, suits, claims, proceedings, litigation or investigations pending or to the best each of the Vendors' knowledge after due investigation, threatened, or judgments outstanding and unsatisfied against or affecting the Vendors or any part of or all of the Property ; (i) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, and the Vendors are not aware of any notice of same, and are not aware of any basis on which such orders or direction could be made ; and (j) the Vendors' ownership of the Property is in compliance with, is not in default or violation in any material respect under, and the Vendors have not been charged

LEGAL 34500789.3 4 with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation in connection with the Vendor's ownership of the Property . 2. Representations and Warranties of the Purchaser : The Purchaser represents and warrants to the Vendors that : (a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is lawfully authorized to hold mineral claims and real property in the State of Montana ; (b) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Purchaser is a party or by which it is bound or to which it may be subject ; and (c) no proceedings are pending for, and the Purchaser is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Purchaser or the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent persons . 3. Indemnity : The representations and warranties contained in sections 2 . 1 and 2 . 2 are conditions on which the parties have relied in entering into this Agreement and each party shall indemnify and save harmless th e other party, its directors, officers, employees and agents (collectively the "Indemnifiees") harmless from any and all claims, actions, suits, proceedings, demands, assessments, judgments, losses, damages, liabilities expenses, costs (including all reasonable legal fees) to which th e Indemnifiees may be put or suffer as a result of or arising from any breach of any representation , warranty, covenant, agreement or condition made by the breaching party and contained in this Agreement, provided that in no event is th e aggregate liability of either party pursuant to this Indemnity to all Indemnifiees to exceed $ 500 , 000 . ARTICLE 3 TERMINATION 3.1 Termination: This Agreement may be terminated: (a) upon the mutual agreement of the parties; (b) by the Purchaser, if there has been a material breach of the Vendors of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which the Vendors fail to cure within ten (10) business days after written notice thereof is given by the Purchaser ; and (c) by the Vendors, if there has been a material breach of the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which the Purchaser fails to cure within ten (10) business days after written notice thereof is given by the Vendors .

5 ARTICLE 4 GENERAL 1. Further Assurances : Each of the parties hereby covenants and agrees to execute all further and other documents and instruments and to do all further and other things that may be necessary to implement and carry out the intent of this Agreement . 2. Notices: Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party by hand at the address for such party specified above with a copy sent by email: if to the Purchaser: 1247666 B.C. Ltd. Suite 404 15 th Street East North Vancouver, British Columbia V7L 2R8 Attention: E - mail: Mario Vetro mario@skanderbegcapital.com with a courtesy copy (which copy will not constitute notice to the Purchaser) to: Attention: E - mail: Desmond Balakrishnan desmond.baIakrishnan@mcmiIlan.ca if to the Vendors: BG Holdings Group LLC 1615 Forum Place, Suite 3A West Palm Beach, Florida 33401 Attention: E - mail: Max Zaretksy mz@zaretskylaw.com with a courtesy copy (which copy will not constitute notice to the Vendors) to: Attention: E - mail: Dean Besserer deanb@geograpicimports.com The date of receipt of any notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Either party may at any time, and from time to time, notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change. LEGAL_34500789.3

6 3. No Waiver : No consent or waiver, expressed or implied, by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default . 4. Jurisdiction : This Agreement shall in all respects be governed by and be construed in accordance with the laws of the Province of British Columbia . 5. Enurement : This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns . 6. Assignment : No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party . 4 . 8 Counterparts : This Agreement may be executed in counterparts, which may be delivered by facsimile or by PDF scan delivered by electronic mail . Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument . LEGAL .34500789.3

Wherefore this Agreement is entered into effective as of the date first written above. 1247666 B.C. Ltd. Per: /s/ Chris Beltgens Chris Beltgens, Director Authorized Signatory BG Holdings Group, LLC Per: /s/ A. Max Zaretsky A. Max Zaretsky, Manager Authorized Signatory BASIN GULCH Co. Per: /s/ A. Max Zaretsky A. Max Zaretsky, CEO Authorized Signatory

LEGAL 34500789.3 A - 1 SCHEDULE A DESCRIPTION OF THE PROPERTY

LEGAL_345O0789.3 A - 2 Unpaterited Mlriinp Claims *0 K*I36î8 \ DfC1)J6l0 AG I * AG 11 *r.TCT ACTf \ 'E ACTT \ '£ ')tX#1N let \ M 2O0QdQWD1f4)A’O#R l0OOO0fi. 0ld4W'OO4 sI SE SE SE N£tE SF. SE 5W

A-3

Patented Mining Claims

☐	Landes	(Mineral Survey 5565)
☐	Shylock	(Mineral Survey 6354)
☐	Shively	(Mineral Survey 5755)
☐	Quartz Hill	(Mineral Survey 5564)
☐	Spencerian	(Mineral Survey 8140)
☐	Gold Hill 5	(Mineral Survey 5755)
☐	Basin	(Mineral Survey 9026)
☐	Blue Bell Lode	(Mineral Survey 9530)
☐	White Pine	(Mineral Survey 8137)
☐	Yellow Pine	(Mineral Survey 8139)
☐	Jack White	(Mineral Survey 8138)

LEGAL_34500789.3